EXHIBIT 10.3

SEPARATION AGREEMENT

          This Separation Agreement (“Agreement”) is made and entered into as of April 1, 2004 (“Effective Date”), by and between Interstate Hotels & Resorts, Inc., a Delaware corporation (successor in interest to MeriStar Hotels & Resorts, Inc.) (“IHR”), Interstate Management Company L.L.C., a Delaware limited liability company (successor in interest to MeriStar Management Company L.L.C.) (“IMC”) (collectively, the “Company”), and Paul W. Whetsell (“Executive”).

          WHEREAS, the Company and the Executive are parties to an Executive Employment Agreement dated November 1, 2001 (the “Employment Agreement”); and

          WHEREAS, the Company and the Executive have twice amended that Employment Agreement, once on July 31, 2002 and once on December 13, 2002; and

          WHEREAS, the Company and the Executive have agreed to terminate their employment relationship and end the Term of the Employment Agreement on the basis of the terms set forth in this Agreement.

          NOW THEREFORE, AND IN CONSIDERATION of the mutual promises of the parties to this Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1. Termination. The Employment Agreement and Executive’s employment shall be terminated effective at midnight on March 31, 2004 (“Termination Date”). Executive’s termination is agreed by the parties to be without Cause pursuant to Section 5(b) of the Employment Agreement. The termination of Executive’s employment will not affect his role as Chairman of the Board of Directors of IHR (the “Board of Directors”). The parties shall, contemporaneously with their execution of this Agreement, execute a side letter governing certain terms and conditions of Executive’s service as Chairman of the Board of Directors.

     2. Benefits. Except as provided for in this Agreement, immediately following the Termination Date the Company shall cease providing and/or sharing the cost of all benefits that had been provided to the Executive in connection with his employment, including but not limited to health and dental insurance; life insurance; stock option and other incentive compensation plans (except as provided for in this Agreement); other insurance; pension, profit-sharing and bonus plans; expense reimbursement; and car allowances; provided however, that Executive shall continue to be eligible to participate in all benefit plans available to members of the Board of Directors for as long as Executive serves as a Director, including, but not limited to, the Company’s deferred compensation plan.

     3. Severance and Other Obligations Upon Termination. Provided the Revocation Period set forth below has expired without revocation, the Company shall provide

Executive the following severance benefits in lieu of the benefits contemplated in Executive’s employment agreement:

          (a) Executive shall be granted restricted stock with a face value equivalent to one million five hundred and sixty-two thousand five hundred dollars ($1,562,500) pursuant to the Restricted Stock Agreement attached as Exhibit A to this Agreement. The restricted stock granted pursuant to this Section 3(a) shall be valued at the average ten-day trailing closing price on the New York Stock Exchange of IHR’s publicly traded common stock (the “Valuation Price”), measured from the Effective Date of this Agreement. In the event that use of the aforementioned average ten-day trailing closing price would result in a grant in excess of 250,000 shares of restricted stock, the grant shall be limited to 250,000 shares and the difference in value between the grant of 250,000 shares and $1,562,500 shall be paid to Executive in cash (the “Cash Payment”). At the Executive’s direction, the Company will reimburse the Executive the amount the Executive owes for federal and state taxes, assuming that Mr. Whetsell is paying at the then highest marginal tax rate for federal and state income tax purposes, for the vesting of the 250,000 shares and the Cash Payment of the whether paid through withholdings or directly by the Executive in one or more payments no later than 10 days prior to such tax amount being due.

               The Company anticipates that the grant of restricted stock pursuant to this Section 3(a) will not trigger the applicable provisions of Section 280G of the Internal Revenue Code. The Company will indemnify Executive, as currently provided for in the Employment Agreement, if the Internal Revenue Service takes the position at anytime in the future that Section 280G was triggered by the payments and/or grants made pursuant to this Agreement.

          (b) All unvested stock options Executive currently holds in IHR shall vest immediately upon expiration of the Revocation Period, provided there has been no revocation. If at any time executive ceases his service as Chairman, for whatever reason and whether voluntary or involuntary, all unexercised vested stock options shall remain exercisable until the earlier of (i) one year after the last day that Executive held the position of Chairman, or (ii) the expiration date of the option.

          (c) Executive currently holds 156,542 unvested restricted shares which will vest in accordance with the Restricted Stock Agreement attached as Exhibit B to this Agreement. At the Executive’s direction, the Company will reimburse the Executive the amount the Executive owes for federal and state taxes, assuming that Mr. Whetsell is paying at the then highest marginal tax rate for federal and state income tax purposes, for the vesting of the 156,542 shares whether paid through withholdings or directly by the Executive in one or more payments no later than 10 days prior to such tax amount being due.

          (d) In all respects except as provided for expressly in this Agreement, all restricted stock granted pursuant to this Agreement or otherwise shall be governed by the applicable Restricted Stock Agreement.

          (e) All payments set forth above will be subject to applicable taxes and withholding.

     4. At the time of the disposition of any asset held by MeriStar Investment Partners, L.P. (the “MIP Portfolio”), the Company shall pay Executive a bonus payment in an amount equal to the lesser of (i) an amount equal to any portion of Executive’s initial investment in the portfolio ($142,500) (the “Executive Investment”) that he has not yet received; or (ii) an amount equal to a pro rata portion of Executive’s initial investment in the MIP portfolio (less amounts previously received by Executive) calculated on the basis of IHR’s cumulative return of its initial investment in the MIP portfolio. By way of illustration, the parties agree that if one asset in the MIP Portfolio is sold (prior to any other assets in the MIP Portfolio being sold) and there is a return to IHR of 10% of IHR’s initial capital investment, then the Executive will receive a payment pursuant to the Section equal to 10% of the Executive Investment. If subsequently, the remainder of the MIP portfolio is disposed of for an amount equal to ninety five percent (95%) of the IHR’s initial capital investment therein, then the Executive will receive an additional payment equal to ninety percent (90%) of the amount of Executive’s Investment. In the event that IHR receives a sum greater than its initial investment upon disposition of the MIP portfolio, the Company may, in its sole discretion increase Executive’s bonus payment under this Section 4 by an amount deemed appropriate by the Company.

     5. Acknowledgments.

          (a) Executive acknowledges that the payments and other benefits set forth in this Agreement fully satisfy any and all obligations the Company has under the Employment Agreement and that the Company has no obligation to make any other payments or provide any other benefits to the Executive except (i) as set forth in this Agreement and (ii) for any unreimbursed expenses Mr. Whetsell has or will incur in connection with his activities on behalf of the Company. Executive waives any rights to any other payments or benefits from the Company not provided for in this Agreement.

          (b) Executive agrees to comply with all ongoing obligations set forth in the Employment Agreement. Without limiting the foregoing, Executive acknowledges and agrees that he shall comply with the restrictions related to the preservation of confidential information, the restrictions that prohibit Executive from soliciting Company employees for employment, as set forth in and according to the terms of Sections 7 and 8 of the Employment Agreement. The Company agrees that it shall indemnify Executive as provided for in the Employment Agreement, including but not limited to the provisions of Section 4(i) of the Employment Agreement, and shall provide Executive all excise tax payments as required by Section 5(k) of the Employment Agreement, should such indemnification or excise tax payments be required according to the terms of Sections 4(i) and 5(k), respectively. Nothing in this Section 5(b) shall be construed as imposing on Executive or Company any obligations that are not imposed by the Employment Agreement.

          (c) The Company acknowledges that it has no present knowledge of any conduct by Executive as of the Effective Date that would constitute a violation of the Employment Agreement or otherwise provide the Company grounds to terminate Executive’s employment for Cause as defined therein.

     6. Non-Disclosure.

          (a) Executive agrees to keep the terms of this Agreement and the discussions leading to the Agreement confidential and not to disclose the terms to any person (other than his immediate family, his legal counsel, and his financial and tax advisors or as required by law or court order) without express prior written consent from the Company. Notwithstanding the foregoing, however, Executive and the Company agree that the terms of Executive’s Employment Agreement are already public knowledge and therefore are not subject to non-disclosure.

          (b) Notwithstanding any other provisions of this Agreement, any party to this Agreement (and each employee, representative, or other agent of such party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions and other tax analyses) that are provided to the party relating to such tax treatment and tax structure, provided that in connection with any such disclosure all references to the settlement amount paid pursuant to this Agreement, and other figures from which the settlement amount may be estimated or calculated, shall be redacted.

          (c) No provision of this Agreement shall be construed as prohibiting Executive from providing truthful and accurate information in response to a valid subpoena issued by a court of competent jurisdiction or other duly authorized entity. However, Executive agrees to notify the Company by contacting a Company officer promptly before complying with such a subpoena, so that the Company may protect its interests, including moving to quash the subpoena if necessary.

          (d) Except as provided in Paragraph 6(c) above, and as necessary to enforce the terms of this Agreement, each party agrees that no part of this Agreement is to be construed as used as, or admitted into evidence in any proceeding of any character, judicial, administrative or otherwise.

     7. Non-Disparagement. Executive shall make no statements disparaging the Company, any of its affiliates, any of its officers, directors, or employees, or any of its business practices. The Company’s directors and officers shall make no statements disparaging the Executive.

     8. Waiver and Release.

          (a) In consideration of the severance payments and other benefits outlined in this Agreement, Executive, for himself, his attorneys, heirs, executors, administrators, successors, and assigns, does hereby fully and forever release and discharge Interstate Hotels & Resorts, Inc., Interstate Management Co., LLC, their parent, subsidiary, and affiliate corporations, and all related companies, as well as all predecessors, successors, assigns, directors, officers, partners, agents, employees, former employees, heirs, executors, attorneys, and administrators (hereinafter “Releasees”) from all suits, causes of action, and/or claims, demands or entitlements of any nature whatsoever, whether known, unknown, or unforeseen, which he has or may have against the Releasees arising out of or in connection with his employment by the Company (other than the obligations imposed on the Company pursuant to this Agreement), the termination of his employment, or any event, transaction, or matter occurring or existing on or before the date on which he executes this Agreement. Executive agrees, without limiting the generality of this Waiver and Release, not to file or otherwise institute any claim or lawsuit seeking damages or other relief and not to otherwise assert any claims that are lawfully released herein. Executive further hereby irrevocably and unconditionally waives any and all rights to recover any relief or damages concerning the claims that are lawfully released herein. Executive represents and warrants that he has not previously filed or joined in any such claims, demands or entitlements against the Releasees and that he will indemnify and hold harmless the Releasees from all liabilities, claims, demands, costs, expenses and/or attorneys’ fees incurred as a result of any such claims.

EXECUTIVE HEREBY ACKNOWLEDGES AND AGREES
THAT THIS RELEASE IS A GENERAL RELEASE.

          (b) This Release specifically includes, but is not limited to, all claims relating to Executive’s employment and the termination of that employment, all claims of breach of contract, employment discrimination (including, but not limited to, discrimination on the basis of race, sex, religion, national origin, age, pregnancy, disability or any other protected status, and coming within the scope of Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, and the Family & Medical Leave Act, all as amended, or any other applicable state, federal, or local law), claims under the Employee Retirement Income Security Act, as amended, claims under the Fair Labor Standards Act, as amended (or any other applicable federal, state or local statute relating to payment of wages), claims under the Uniformed Services Employment and Reemployment Rights Act of 1994, and the Veterans’ Reemployment Rights Law of 1940, as amended, and claims concerning recruitment, hiring, discharge, promotions, transfers, right to reemployment, salary rate, severance pay, stock options, wages or benefits due, sick leave, holiday pay, vacation pay, life insurance, any other leave, group medical insurance, any other fringe benefits, worker’s compensation, termination, employment status, libel, slander, defamation, intentional or negligent misrepresentation and/or infliction of emotional distress, together with any and all tort, contract, or other claims which might have been asserted by Executive or on his behalf in any suit, charge of discrimination, or claim against the Releasees.

          (c) Executive acknowledges that he has been given an opportunity of twenty-one (21) days to consider this Release and that he has been encouraged by Company to discuss fully the terms of this Release with legal counsel of his own choosing. Executive may, if he so desires, execute this Agreement prior to the expiration of the 21-day consideration period. Moreover, for a period of seven (7) days following his execution of this Release (“Revocation Period”), Executive shall have the right to revoke the waiver of claims arising under the Age Discrimination in Employment Act, a federal statute that prohibits employers from discriminating against employees who are age 40 or over. If he elects to revoke this Waiver and Release within this seven-day period, he must inform Company by delivering a written notice of revocation to Shane Brennan no later than 5:00 p.m. on the seventh calendar day following his execution of this Waiver and Release. However, if Executive elects to exercise this revocation right, this Agreement shall be voided in its entirety at the election of Company and Company shall be relieved of all obligations to make any payments required under this Agreement. If Executive does not revoke this Release, he understands and agrees that it will become fully enforceable immediately after the seven day revocation period has expired.

     9. General Terms.

          (a) Governing Law. This Agreement shall be governed by the laws of the State of Delaware, without regard to its conflicts of laws principles.

          (b) Non-Admissions. This Agreement does not constitute an admission of liability or wrongdoing on the part of the Company, Executive, or any of the Releasees.

          (c) Consideration. Executive affirms that the terms stated herein are the only consideration for executing this Agreement, that no other representations, promises, or agreements of any kind have been made to him, by any person or entity whatsoever to cause him to execute this Agreement.

          (d) Entire Agreement. This Agreement contains and constitutes the entire understanding and agreement by and among the parties and supersedes and cancels all previous negotiations, agreements, commitments, and writings in connection with the termination of Executive’s employment. The Employment Agreement shall continue to bind Executive and Company according to its terms and with regard to all ongoing obligations and commitments, except that to the extent any provision of this Agreement is inconsistent with any provision of the Employment Agreement, the terms of this Agreement shall control.

          (e) Release and Discharge. This Agreement may not be released, discharged, modified or supplemented except in a writing signed by the Chief Executive Officer of the Company and Executive.

          (f) Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the parties and their respective representatives, successors and permitted assigns; however, this Agreement is a personal contract calling for the provision of unique services by the Executive, and the Executive’s rights and obligations hereunder may not be sold, transferred, assigned, pledged or hypothecated by the Executive.

[SIGNATURE PAGE FOLLOWS]

     EXECUTIVE STATES THAT HE IS SIGNING THIS AGREEMENT KNOWINGLY AND VOLUNTARILY AND THAT HE HAS NOT BEEN COERCED INTO SIGNING THIS AGREEMENT.

     THE UNDERSIGNED STATE THAT THEY HAVE CAREFULLY READ THIS AGREEMENT, THAT THEY KNOW AND UNDERSTAND ITS TERMS, AND THEY SIGN IT FREELY.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement:

EXECUTIVE

Paul W. Whetsell

INTERSTATE HOTELS & RESORTS, INC.

By:

Name:

Title:

INTERSTATE MANAGEMENT COMPANY, L.L.C.

By: Interstate Operating Company, L.P., its member

By: Interstate Hotels & Resorts, Inc., its general partner

By:

Name:

Title: